CURO Group Holdings Corp. Announces First Quarter 2019 Financial Results and Authorizes $50 million Share Buyback Program

Wichita, Kansas--April 29, 2019-CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a market leader in providing short-term credit to underbanked consumers, today announced financial results for first quarter 2019.

“We are pleased to report that first quarter results exceeded our expectations and 2019 is off to a very solid start,” said Don Gayhardt, President and Chief Executive Officer. “We are especially encouraged by the continued progress in Canada with better-than-expected sequential earnings contribution affirming the success of our product transition in the second half of 2018. Adjusted EBITDA for Canada increased 8.9% versus the same quarter a year ago despite reduced Single-Pay yields and strategic mix shift away from Single-Pay loans in Ontario. Our U.S. business continues to do well and posted 10.5% revenue growth on 18.4% loan growth.”

Consolidated Summary Results

	For the Three Months Ended (1)
(in thousands, except per share data)	3/31/2019	3/31/2018	Variance
Revenue	$277,939	$250,843	10.8%
Gross Margin	105,497	105,846	(0.3)%
Company Owned Gross Loans Receivable	553,215	369,330	49.8%
Net Income from continuing operations	28,673	24,913	15.1%
Adjusted Net Income (2)	37,950	37,212	2.0%
Diluted Earnings per Share from continuing operations	$0.61	$0.53	15.1%
Adjusted Diluted Earnings per Share (2)	$0.80	$0.78	2.6%
EBITDA (2)	61,329	63,269	(3.1)%
Adjusted EBITDA (2)	72,854	76,751	(5.1)%
Weighted Average Shares - diluted	47,319	47,416
(1) Excludes discontinued operations; see "Results of Discontinued Operations" for additional details of the discontinued operations impact
(2) These are non-GAAP metrics; see "Results of Operations - CURO Group Consolidated Operations" for a reconciliation to the nearest GAAP metric for each of these non-GAAP metrics; see "Non-GAAP Financial Measures" for definition of non-GAAP metric

First quarter 2019 financial developments included:

•
Revenue of $277.9 million, an increase of 10.8% over the prior year period, driven primarily by organic growth in the U.S. and Open-End growth in Canada. Year-over-year comparisons included an $8.9 million benefit from the Open-End loss recognition change (“Q1 2019 Open-End Loss Recognition Change”) discussed below offset by a similar increase in provision expense.

•
Growth in Company Owned gross loans receivable and Gross combined loans receivables of 49.8% and 44.2%, respectively. Year-over-year comparisons benefited from the Q1 2019 Open-End Loss Recognition Change. Excluding the impact of this change, Company Owned gross loans receivable and Gross combined loans receivables grew 41.0% and 36.6%, respectively.

•	Adjusted Diluted Earnings per Share of $0.80, an increase of 2.6% over the prior-year period.

•
Completed exit from U.K. market. Discontinued operations for our two U.K. subsidiaries through February 25, 2019 resulted in Net Income from Discontinued Operations of $8.4 million for the three months ended March 31, 2019 compared to the $1.6 million Net Loss in the prior-year quarter.

•
Recognition of the loss on investment in U.K. subsidiaries resulted in an estimated tax benefit of $47.4 million and is expected to result in the elimination of U.S. federal cash income tax payments for 2019.

•	Pay down of our Senior Secured Revolving Loan Facility from $20.0 million to zero and reduction of the net balances drawn on our Non-Recourse Canada SPV Facility by $20.9 million.

•
Launched our new demand deposit account, Revolve Finance, sponsored by Republic Bank of Chicago. Revolve is being rolled out across our U.S. branches and provides customers with a checking account solution that combines a Visa-branded debit card, a number of technology-enabled tools and optional overdraft protection.

•
Our Board of Directors authorized a share repurchase program providing for the repurchase of up to $50.0 million of our common stock. The repurchase program will continue until completed or terminated. We expect the purchases to be made from time-to-time in the open market and/or in privately negotiated transactions at our discretion, subject to market conditions and other factors. Any repurchased shares will be available for use in connection with equity plans and for other corporate purposes.

Fiscal 2019 Outlook
The Company affirms full-year 2019 guidance as disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission on March 1, 2019 as follows:

•	Revenue in the range of $1.154 billion to $1.173 billion, an increase from 2018 revenue of $1.094 billion of approximately $60 million, or 5% to $80 million, or 7%

•	Adjusted Net Income in the range of $112.0 million to $128.0 million, an increase from 2018 Adjusted Net Income of $89.5 million of approximately $23 million, or 25%, to $39 million, or 43%

•	Adjusted EBITDA in the range of $240.0 million to $260.0 million, an increase from 2018 Adjusted EBITDA of $218 million of approximately $22 million, or 10%, to $42 million, or 20%

•	Estimated income tax rate in the range of 25% to 27%

•	Adjusted Diluted Earnings per Share in the range of $2.35 to $2.65, an increase from 2018 Adjusted Diluted Earnings per Share of $1.86 of $0.49 per share, or 26%, to $0.79 per share, or 42%
See "Fiscal 2019 Outlook - Reconciliations" at the end of this release for a reconciliation to the nearest GAAP metric and "Non-GAAP Financial Measures" for description of non-GAAP metrics.

Discussion of Consolidated Revenue by Product and Segment
Three Months Ended March 31, 2019
The following table summarizes revenue by product, including credit services organization ("CSO") fees, for the periods indicated. Year-over-year comparisons for Open-End were affected by the Q1 2019 Open-End Loss Recognition Change. Throughout the release, data omits our former U.K. operations for all periods presented, which we discontinued in February 2019.

	For the Three Months Ended
	March 31, 2019			March 31, 2018
(in thousands, unaudited)	U.S.	Canada	Total	U.S.	Canada	Total
Unsecured Installment	$134,003	$1,775	$135,778	$120,476	$4,903	$125,379
Secured Installment	27,477	—	27,477	26,856	—	26,856
Open-End	32,593	20,276	52,869	25,834	1,389	27,223
Single-Pay	27,168	19,593	46,761	26,065	34,292	60,357
Ancillary	4,878	10,176	15,054	5,362	5,666	11,028
Total revenue	$226,119	$51,820	$277,939	$204,593	$46,250	$250,843

During the three months ended March 31, 2019, total revenue grew $27.1 million, or 10.8%, to $277.9 million, compared to the prior-year period, predominantly driven by growth in Installment and Open-End loans from strong customer demand and product introductions in new markets. Geographically, total revenue in the U.S. and Canada grew 10.5% and 12.0%, respectively. From a product perspective, Unsecured Installment and Secured Installment revenues rose 8.3% and 2.3%, respectively, driven by related loan growth. Year-over-year Single-Pay usage was negatively impacted by regulatory changes in Ontario as well as a continued general product mix shift from Single-Pay to Installment and Open-End loans in the U.S. and Canada. Open-End revenues rose 94.2% on organic growth in legacy states in the U.S. and growth in Canada, primarily after the introduction of Open-End products in Ontario in the third quarter of 2018. Open-End loans in Canada grew $26.0 million, or 16.4%, sequentially (defined within this release as the change from the fourth quarter of 2018 to the first quarter of 2019) and Single-Pay loan balances stabilized in Canada sequentially. Ancillary revenues increased 36.5% versus the same quarter a year ago, primarily due to the sale of insurance to Installment and Open-End loan customers in Canada.
The following table presents revenue composition, including CSO fees, of the products and services that we currently offer:

	Three Months Ended March 31,
	2019	2018
Installment	58.7%	60.7%
Canada Single-Pay	7.0%	13.7%
U.S. Single-Pay	9.8%	10.4%
Open-End	19.0%	10.8%
Ancillary	5.5%	4.4%
Total	100.0%	100.0%
For both the three months ended March 31, 2019 and 2018, revenue generated through the online channel as a percentage of consolidated revenue was 46%.

Loan Volume and Portfolio Performance Analysis
The following table summarizes Company Owned gross loans receivable, a GAAP balance sheet measure, and reconciles it to gross combined loans receivable, a non-GAAP measure(1), including loans originated by third-party lenders through CSO programs, which are not included in the Consolidated Financial Statements but from which we earn revenue and for which we provide a guarantee to the lender:

	For the Period Ended
(in millions, unaudited)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Company Owned gross loans receivable	$553.2	$571.5	$537.8	$420.6	$369.3
Gross loans receivable Guaranteed by the Company	61.9	80.4	78.8	69.2	57.1
Gross combined loans receivable (1)	$615.1	$651.9	$616.6	$489.8	$426.4
(1) See "Non-GAAP Financial Measures" at the end of this release for definition and more information.
Gross combined loans receivable by product are presented below (year-over-year and sequential comparisons for Open-End are affected by the Q1 2019 Open-End Loss Recognition Change):

	For the Period Ended
(in millions, unaudited)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Unsecured Installment	$161.7	$190.4	$185.1	$160.3	$156.0
Secured Installment	81.0	93.0	91.2	84.6	79.8
Single-Pay	69.7	80.8	77.4	84.7	82.0
Open-End	240.8	207.3	184.1	91.0	51.5
CSO	61.9	80.4	78.8	69.2	57.1
Total	$615.1	$651.9	$616.6	$489.8	$426.4

Gross combined loans receivable increased $188.7 million, or 44.2%, to $615.1 million as of March 31, 2019 compared to $426.4 million as of March 31, 2018. Geographically, gross combined loans receivable grew 18.4% and 125.8%, respectively, in the U.S. and Canada, explained further by product in the following sections. Sequentially, gross combined loans receivable declined $36.8 million, or 5.7%, for the three months ended March 31, 2019 compared to $65.6 million, or 13.3%, for the three months ended March 31, 2018 on expected and normal seasonal trends from U.S. federal income tax refunds. The sequential decline for the three months ended March 31, 2019 was offset by the continued growth in Canada Open-End products, discussed further below.

Unsecured Installment Loans
Unsecured Installment revenue and gross combined loans receivable increased from the prior year quarter due to growth in the U.S., primarily in California and CSO. Unsecured Installment gross combined loans receivable grew $11.2 million, or 5.3%, compared to March 31, 2018, despite a decline in Canada of $22.6 million due to mix shift to Open-End loans. In the U.S., Unsecured Installment gross combined loans receivable increased 19.5% year-over-year. Canada was negatively impacted by the growth and customer preference of Open-End during 2018, as further discussed below. In Canada, total Unsecured Installment loan originations declined $14.5 million, or 66.3%, from the first quarter of 2018 also due to mix shift. U.S. originations were up $12.1 million, or 9.5%, versus the prior-year quarter.

The net charge-off (“NCO”) rate for Company Owned Unsecured Installment gross loans receivables in the first quarter of 2019 increased approximately 377 bps from the first quarter of 2018, primarily due to geographic mix shift from Canada to the U.S. Canadian balances were down $22.6 million compared to the prior year due to shifting customer preference from Installment to Open-End, while U.S. balances grew $28.4 million due to customer demand and higher advertising spend. As a result, the U.S. percentage mix of total Company Owned Unsecured Installment gross loans receivable rose from 76.4% last year to 91.2% this year. The absolute level of NCO rates in the U.S. is higher than Canada, so the relative growth in the U.S. balances resulted in an overall increase in the consolidated NCO rate for Company Owned Unsecured Installment loans. In addition, the NCO rate in the U.S. rose from 20.5% in the first quarter of 2018 to 23.3% in the first quarter of 2019, because of both credit-line increases and expansion of the Avio brand. As an immature portfolio, Avio has higher relative NCO rates.

The required Unsecured Installment Allowance for loan losses as a percentage of Company Owned Unsecured Installment gross loans receivable ("allowance coverage") increased sequentially from 19.8% to 20.8%, primarily as a result of higher NCO rates. Past-due Company Owned Unsecured Installment gross combined loans receivable as a percentage of related total receivables increased 230 bps to 25.2% from 22.9% in the prior-year quarter on a consolidated basis. NCO rates for Unsecured Installment loans Guaranteed by the Company decreased 314 bps compared to the same quarter in 2018. The required CSO liability for losses decreased sequentially from 15.0% to 14.4% during the first quarter of 2019 due to improving NCO and past-due rate comparisons.

	2019	2018
(dollars in thousands, unaudited)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Unsecured Installment loans:
Revenue - Company Owned	$65,542	$69,748	$64,146	$54,868	$58,437
Provision for losses - Company Owned	33,845	39,565	32,946	23,219	24,739
Net revenue - Company Owned	$31,697	$30,183	$31,200	$31,649	$33,698
Net charge-offs - Company Owned	$37,919	$37,951	$27,308	$26,527	$30,001
Revenue - Guaranteed by the Company	$70,236	$75,559	$73,514	$60,069	$66,942
Provision for losses - Guaranteed by the Company	27,422	37,352	39,552	26,974	23,556
Net revenue - Guaranteed by the Company	$42,814	$38,207	$33,962	$33,095	$43,386
Net charge-offs - Guaranteed by the Company	$30,421	$38,522	$37,995	$25,667	$30,743
Unsecured Installment gross combined loans receivable:
Company Owned	$161,716	$190,403	$185,130	$160,285	$155,957
Guaranteed by the Company (1)(2)	59,740	77,451	75,807	66,351	54,332
Unsecured Installment gross combined loans receivable(1)(2)	$221,456	$267,854	$260,937	$226,636	$210,289
Average gross loans receivable:
Average Unsecured Installment gross loans receivable - Company Owned	$176,060	$187,767	$172,708	$158,121	$168,773
Average Unsecured Installment gross loans receivable - Guaranteed by the Company	$68,596	$76,629	$71,079	$60,342	$64,744
Allowance for loan losses and CSO liability for losses:
Unsecured Installment Allowance for loan losses (3)	$33,666	$37,716	$36,160	$30,291	$33,638
Unsecured Installment CSO liability for losses (3)	$8,583	$11,582	$12,750	$11,193	$9,886
Unsecured Installment Allowance for loan losses as a percentage of Unsecured Installment gross loans receivable	20.8%	19.8%	19.5%	18.9%	21.6%
Unsecured Installment CSO liability for losses as a percentage of Unsecured Installment gross loans guaranteed by the Company	14.4%	15.0%	16.8%	16.9%	18.2%
Unsecured Installment past-due balances:
Unsecured Installment gross loans receivable	$40,801	$49,087	$49,637	$36,125	$35,647
Unsecured Installment gross loans guaranteed by the Company	$7,967	$11,708	$12,120	$10,319	$8,410
Past-due Unsecured Installment gross loans receivable -- percentage (2)	25.2%	25.8%	26.8%	22.5%	22.9%
Past-due Unsecured Installment gross loans guaranteed by the Company -- percentage (2)	13.3%	15.1%	16.0%	15.6%	15.5%
Unsecured Installment other information:
Originations - Company Owned	$78,515	$114,182	$121,415	$114,038	$89,183
Originations - Guaranteed by the Company (1)	$68,899	$89,319	$91,828	$84,082	$60,593
Unsecured Installment ratios:
Provision as a percentage of gross loans receivable - Company Owned	20.9%	20.8%	17.8%	14.5%	15.9%
Provision as a percentage of gross loans receivable - Guaranteed by the Company	45.9%	48.2%	52.2%	40.7%	43.4%
(1) Includes loans originated by third-party lenders through CSO programs, which are not included in the Consolidated Financial Statements.
(2) Non-GAAP measure - Refer to "Non-GAAP Financial Measures" for further details.
(3) Allowance for loan losses is reported as a contra-asset reducing gross loans receivable while the CSO liability for losses is reported as a liability on the Consolidated Balance Sheets.

Secured Installment Loans
Secured Installment gross combined loans receivable balances as of March 31, 2019 increased by $0.6 million, or 0.7%, compared to March 31, 2018 while related Secured Installment revenue grew 2.3%. The NCO rate was fairly stable and the past-due rate improved 120 bps year-over-year. Secured Installment Allowance for loan losses and CSO liability for losses as a percentage of Secured Installment gross combined loans receivable decreased sequentially from 13.2% to 11.9% during the first quarter of 2019.

	2019	2018
(dollars in thousands, unaudited)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Secured Installment loans:
Revenue	$27,477	$29,482	$28,562	$25,777	$26,856
Provision for losses	7,080	12,035	10,188	7,650	6,640
Net revenue	$20,397	$17,447	$18,374	$18,127	$20,216
Net charge-offs	$9,822	$11,132	$9,285	$9,003	$8,669
Secured Installment gross combined loan balances:
Secured Installment gross combined loans receivable (2)(3)	$83,087	$95,922	$94,194	$87,434	$82,534
Average Secured Installment gross combined loans receivable	$89,505	$95,058	$90,814	$84,984	$87,676
Secured Installment Allowance for loan losses and CSO liability for losses (3)	$9,874	$12,616	$11,714	$10,812	$12,165
Secured Installment Allowance for loan losses and CSO liability for losses as a percentage of Secured Installment gross combined loans receivable	11.9%	13.2%	12.4%	12.4%	14.7%
Secured Installment past-due balances:
Secured Installment past-due gross loans receivable and gross loans guaranteed by the Company	$13,866	$17,835	$17,754	$15,246	$14,756
Past-due Secured Installment gross loans receivable and gross loans guaranteed by the Company -- percentage(2)	16.7%	18.6%	18.8%	17.4%	17.9%
Secured Installment other information:
Originations (1)	$33,490	$49,217	$51,742	$53,597	$34,750
Secured Installment ratios:
Provision as a percentage of gross combined loans receivable	8.5%	12.5%	10.8%	8.7%	8.0%
(1) Includes loans originated by third-party lenders through CSO programs, which are not included in the Consolidated Financial Statements.
(2) Non-GAAP measure - Refer to "Non-GAAP Financial Measures" for further details.
(3) Allowance for loan losses is reported as a contra-asset reducing gross loans receivable while the CSO liability for losses is reported as a liability on the Consolidated Balance Sheets.

Open-End Loans
Open-End loan balances as of March 31, 2019 increased by $189.2 million compared to March 31, 2018, primarily due to the launch of Open-End in Canada in late 2017, which amounted to $167.1 million of the total loan growth. Open-End balances in Canada grew $26.0 million sequentially from the fourth quarter of 2018 ($22.2 million on a constant currency basis). Remaining year-over-year loan growth was driven by the organic growth in seasoned markets, such as Virginia, Tennessee and Kansas.

Q1 2019 Open-End Loss Recognition Change
Effective January 1, 2019, we modified the timeframe in which we charge-off Open-End loans and made related refinements to our loss provisioning methodology. Prior to January 1, 2019, we deemed Open-End loans uncollectible and charged-off when a customer missed a scheduled payment and the loan was considered past-due. Because of our continuing shift to Open-End loans in Canada and our analysis of payment patterns on early-stage versus late-stage delinquencies, we revised our estimates and now consider Open-End loans uncollectible when the loan has been contractually past-due for 90 consecutive days. Consequently, past-due Open-End loans and related accrued interest now remain in loans receivable for 90 days before being charged off against the allowance for loan losses. All recoveries on charged-off loans are credited to the allowance for loan losses. We evaluate the adequacy of the allowance for loan losses compared to the related gross loans receivable balances that include accrued interest.
The aforementioned change was treated as a change in accounting estimate for accounting purposes and applied prospectively beginning January 1, 2019.
The change affects comparability to prior periods as follows:

•
Gross combined loans receivable: balances as of March 31, 2019 include $32.4 million of Open-End loans that are up to 90 days past-due with related accrued interest, while such balances for prior periods do not include any past-due loans.

•	Revenues: for the quarter ended March 31, 2019, revenues include accrued interest on past-due loan balances of $8.9 million, while revenues in prior periods do not include comparable amounts.

•
Provision for Losses: prospectively, past-due, unpaid balances plus related accrued interest charge-off on day 91. Provision expense is affected by NCOs (total charge-offs less total recoveries) plus changes to the required Allowance for loan losses. Because NCOs prospectively include unpaid principal and up to 90 days of related accrued interest, NCO amounts and rates are higher and the required Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable is higher. The Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable rose from 9.6% as of December 31, 2018 to 19.5% as of March 31, 2019.

The following table reports first quarter Open-End loan performance including the effect of the Q1 2019 Open-End Loss Recognition Change:

	2019	2018
(dollars in thousands, unaudited)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Open-End loans:
Revenue	$52,869	$47,228	$40,290	$27,222	$27,223
Provision for losses	25,317	28,337	31,686	14,848	11,428
Net revenue	$27,552	$18,891	$8,604	$12,374	$15,795
Net charge-offs	$(1,521)	$25,218	$23,579	$11,924	$10,972
Open-End gross loan balances:
Open-End gross loans receivable	$240,790	$207,333	$184,067	$91,033	$51,564
Average Open-End gross loans receivable	$224,062	$195,700	$137,550	$71,299	$49,756
Open-End allowance for loan losses:
Allowance for loan losses	$46,963	$19,901	$18,013	$9,717	$6,846
Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable	19.5%	9.6%	9.8%	10.7%	13.3%
Open-End past-due balances:
Open-End past-due gross loans receivable	$32,444	$—	$—	$—	$—
Past-due Open-End gross loans receivable - percentage	13.5%	—%	—%	—%	—%

In addition, the following table illustrates, on a pro forma basis, the first quarter of 2019 results if the Q1 2019 Open-End Loss Recognition Change had been applied to our outstanding Open-End loan portfolio as of December 31, 2018. This table is illustrative of retrospective application to determine the net charge-offs that would have been incurred in first quarter of 2019 from the December

31, 2018 loan book. The purpose of this pro forma illustration is primarily to provide a representative level of NCO rates from applying the Q1 2019 Open-End Loss Recognition Change.

Pro Forma	2019
(dollars in thousands, unaudited)	First Quarter
Open-End loans:
Revenue	$52,869
Provision for losses	25,317
Net revenue	$27,552
Net charge-offs	$31,788
Open-End gross loan balances:
Open-End gross loans receivable	$240,790
Average Open-End gross loans receivable	$245,096
Net-charge offs as a percentage of average gross loans receivable	13.0%
Open-End allowance for loan losses:
Allowance for loan losses	$46,963
Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable	19.5%
Open-End past-due balances:
Open-End past-due gross loans receivable	$32,444
Past-due Open-End gross loans receivable - percentage	13.5%

Single-Pay
Single-Pay revenue and related loans receivable during the three months ended March 31, 2019 declined year-over-year compared to the three months ended March 31, 2018, primarily due to regulatory changes in Canada (rate changes in Ontario and British Columbia) that accelerated the shift to Open-End loans, as well as a continued general product shift away from Single-Pay to Installment and Open-End loans in the U.S. and Canada. The aforementioned Open-End growth in Canada ($167.1 million year-over-year) in part came at the expense of Single-Pay loan balances, which shrank year-over-year by $15.4 million. The Single-Pay NCO rate improved 160 bps year-over-year.

	2019	2018
(dollars in thousands, unaudited)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Single-Pay loans:
Revenue	$46,761	$49,696	$50,614	$58,325	$60,357
Provision for losses	8,268	12,825	12,757	13,101	9,892
Net revenue	$38,493	$36,871	$37,857	$45,224	$50,465
Net charge-offs	$8,610	$11,838	$12,892	$12,976	$11,518
Single-Pay gross loan balances:
Single-Pay gross loans receivable	$69,753	$80,823	$77,390	$84,665	$82,041
Average Single-Pay gross loans receivable	$75,288	$79,107	$81,028	$83,353	$88,285
Single-Pay Allowance for loan losses	$3,897	$4,189	$3,293	$3,604	$3,514
Single-Pay Allowance for loan losses as a percentage of Single-Pay gross loans receivable	5.6%	5.2%	4.3%	4.3%	4.3%

Results of Operations - CURO Group Consolidated Operations
Condensed Consolidated Statements of Operations
(Unaudited)

(in thousands, unaudited)	Three Months Ended March 31,
	2019	2018	Change $	Change %
Revenue	$277,939	$250,843	$27,096	10.8%
Provision for losses	102,385	76,883	25,502	33.2%
Net revenue	175,554	173,960	1,594	0.9%
Advertising costs	7,786	7,885	(99)	(1.3)%
Non-advertising costs of providing services	62,271	60,229	2,042	3.4%
Total cost of providing services	70,057	68,114	1,943	2.9%
Gross margin	105,497	105,846	(349)	(0.3)%

Operating expense
Corporate, district and other expenses	49,088	35,429	13,659	38.6%
Interest expense	17,690	22,354	(4,664)	(20.9)%
Loss on extinguishment of debt	—	11,683	(11,683)	#
Total operating expense	66,778	69,466	(2,688)	(3.9)%
Net income from continuing operations before income taxes	38,719	36,380	2,339	6.4%
Provision for income taxes	10,046	11,467	(1,421)	(12.4)%
Net income from continuing operations	28,673	24,913	3,760	15.1%
Net income (loss) from discontinued operations, net of tax	8,375	(1,621)	9,996	#
Net income	$37,048	$23,292	$13,756	59.1%
# - Change greater than 100% or not meaningful.

Reconciliation of Net income from continuing operations and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per Share, non-GAAP measures

(in thousands, except per share data, unaudited)	Three Months Ended March 31,
	2019	2018	Change $	Change %
Net income from continuing operations	$28,673	$24,913	$3,760	15.1%
Adjustments:
Loss on extinguishment of debt (1)	—	11,683
Restructuring costs (2)	1,752	—
U.K. related costs (3)	7,817	—
Share-based cash and non-cash compensation (4)	2,172	1,842
Intangible asset amortization	796	663
Impact of tax law changes (5)	—	1,800
Cumulative tax effect of adjustments	(3,260)	(3,689)
Adjusted Net Income	$37,950	$37,212	$738	2.0%

Net income from continuing operations	$28,673	$24,913
Diluted Weighted Average Shares Outstanding	47,319	47,416
Diluted Earnings per Share from continuing operations	$0.61	$0.53	$0.08	15.1%
Per Share impact of adjustments to Net Income	0.19	0.25
Adjusted Diluted Earnings per Share	$0.80	$0.78	$0.02	2.6%

Reconciliation of Net income from continuing operations to EBITDA and Adjusted EBITDA, non-GAAP measures

	Three Months Ended March 31,
(in thousands, except per share data, unaudited)	2019	2018	Change $	Change %
Net income from continuing operations	$28,673	$24,913	$3,760	15.1%
Provision for income taxes	10,046	11,467	(1,421)	(12.4)%
Interest expense	17,690	22,354	(4,664)	(20.9)%
Depreciation and amortization	4,920	4,535	385	8.5%
EBITDA	61,329	63,269	(1,940)	(3.1)%
Loss on extinguishment of debt (1)	—	11,683
Restructuring costs (2)	1,752	—
U.K. related costs (3)	7,817	—
Share-based cash and non-cash compensation (4)	2,172	1,842
Other adjustments (6)	(216)	(43)
Adjusted EBITDA	$72,854	$76,751	$(3,897)	(5.1)%
Adjusted EBITDA Margin	26.2%	30.6%

(1)
For the three months ended March 31, 2018, the $11.7 million of loss on extinguishment of debt was for the redemption of $77.5 million of the CURO Financial Technologies Corp.'s ("CFTC") 12.00% Senior Secured Notes due 2022.

(2)
Restructuring costs of $1.8 million for the three months ended March 31, 2019 were due to eliminating 121 positions in North America. The store employee reductions help better align store staffing with in-store customer traffic and volume patterns, as more of our growth comes from online channels and as store customers require less time in stores as they conduct more of the follow-up activities online. The elimination of certain corporate positions relate to efficiency initiatives and will allow the Company to reallocate investment to strategic growth activities.

(3)
U.K. related costs of $7.8 million for the three months ended March 31, 2019 relate to placing the U.K. subsidiaries into administration on February 25, 2019, which includes $7.6 million to obtain consent from the holders of the 8.25% Senior Secured Notes to deconsolidate the U.K. Segment and $0.2 million for other costs.

(4)
We approved the adoption of share-based compensation plans during 2010 and 2017 for key members of senior management. The estimated fair value of share-based awards is recognized as non-cash compensation expense on a straight-line basis over the vesting period.

(5)
As a result of the Tax Cuts and Jobs Act of 2017 ("2017 Tax Act"), which became law on December 22, 2017, we provided an estimate of the new repatriation tax as of December 31, 2017. Subsequent to further guidance published in the first quarter of 2018, we booked additional tax expense of $1.2 million for the 2017 repatriation tax. Additionally, the 2017 Tax Act provided for a new GILTI ("Global Intangible Low-Taxed Income") tax starting in 2018 and we estimated and provided tax expense of $0.6 million as of March 31, 2018.

(6)	Other adjustments include deferred rent and the intercompany foreign exchange impact. Deferred rent represents the non-cash component of rent expense.

For the three months ended March 31, 2019 and 2018

Revenue and Net Revenue
Revenue increased $27.1 million, or 10.8%, to $277.9 million for the three months ended March 31, 2019 from $250.8 million for the three months ended March 31, 2018. Revenue for the three months ended March 31, 2019 includes accrued interest on past-due Open-End loan balances of $8.9 million from the Q1 2019 Open-End Loss Recognition Change, offset by higher provision rate and higher allowance discussed further below. U.S. revenue increased 10.5% driven by volume growth. Canadian revenue increased 12.0% (13.9% on a constant currency basis) as volume growth offset yield compression from negative regulatory impacts on Single-Pay loan rates and the significant product mix-shift to Open-End loans.
Provision for losses increased $25.5 million, or 33.2%, to $102.4 million for the three months ended March 31, 2019 from $76.9 million for the three months ended March 31, 2018 because of the Q1 2019 Open-End Loss Recognition Change, increased earning asset volume year-over-year and higher NCO rates as further described in the "Segment Analysis" below.
Cost of Providing Services
The total cost of providing services increased $1.9 million, or 2.9%, to $70.1 million in the three months ended March 31, 2019, compared to $68.1 million in the three months ended March 31, 2018, primarily because of increased loan servicing costs on higher volume, higher performance-based variable compensation and $0.2 million of restructuring costs to better align our store staffing with in-store customer traffic growth as more of our customers transact with us digitally.
Operating Expenses
Corporate, district and other expenses increased $13.7 million, or 38.6%, primarily as a result of $7.8 million for the bondholder consent associated with discontinuing our U.K. operations and other related U.K. separation costs, $1.5 million of restructuring costs from our previously-announced reduction-in-force during January 2019, higher professional fees associated with our first year-end for full compliance with Sarbanes-Oxley, and higher performance-based variable compensation.

Provision for Income Taxes

The effective income tax rate from continuing operations for the three months ended March 31, 2019 was 25.9%, compared to 31.5% for the three months ended March 31, 2018. As a result of the 2017 Tax Act, the corporate income tax rate for the U.S. decreased from 35% in 2017 to 21%, effective 2018. The income tax provision for the three months ended March 31, 2018 includes accruals of $1.2 million for adjustments to estimates of the tax on prior years' foreign repatriation and $0.6 million for the then-new GILTI tax. The $1.2 million additional provision on prior years' foreign repatriation was the result of additional interpretative guidance from the IRS issued during the first quarter of 2018. These two items increased the effective income tax rate by 4.9 percentage points. Excluding the impact of these items, the effective income tax rate for the three months ended March 31, 2018 would have been 26.6%.

Segment Analysis

We report financial results for two reportable segments: the U.S. and Canada. Following is a summary of results of operations for the segment and period indicated:

U.S. Segment Results	Three Months Ended March 31,
(dollars in thousands, unaudited)	2019	2018	Change $	Change %
Revenue	$226,119	$204,593	$21,526	10.5%
Provision for losses	84,980	64,333	20,647	32.1%
Net revenue	141,139	140,260	879	0.6%
Advertising costs	6,354	5,159	1,195	23.2%
Non-advertising costs of providing services	44,982	43,757	1,225	2.8%
Total cost of providing services	51,336	48,916	2,420	4.9%
Gross margin	89,803	91,344	(1,541)	(1.7)%
Corporate, district and other expenses	43,880	30,532	13,348	43.7%
Interest expense	14,728	22,297	(7,569)	(33.9)%
Loss on extinguishment of debt	—	11,683	(11,683)	#
Total operating expense	58,608	64,512	(5,904)	(9.2)%
Segment operating income	31,195	26,832	4,363	16.3%
Interest expense	14,728	22,297	(7,569)	(33.9)%
Depreciation and amortization	3,726	3,407	319	9.4%
EBITDA	49,649	52,536	(2,887)	(5.5)%
Loss on extinguishment of debt	—	11,683	(11,683)
Restructuring and other costs	1,617	—	1,617
Other adjustments	(105)	(59)	(46)
Transaction-related costs	7,817	—	7,817
Share-based cash and non-cash compensation	2,172	1,842	330
Adjusted EBITDA	$61,150	$66,002	$(4,852)	(7.4)%
# - Change greater than 100% or not meaningful

U.S. Segment Results - For the three months ended March 31, 2019 and 2018
First quarter U.S. revenues increased by $21.5 million, or 10.5%, to $226.1 million. U.S. revenue growth was driven by a $59.6 million, or 18.4%, increase in gross combined loans receivable to $383.4 million at March 31, 2019, compared to $323.8 million at March 31, 2018. Additionally, U.S. revenue for the three months ended March 31, 2019 includes accrued interest on past-due Open-End loan balances of $7.6 million from the Q1 2019 Open-End Loss Recognition Change, offset by higher provision rate and higher allowance discussed further below. Unsecured Installment receivables increased year-over-year $33.8 million, or 19.5%. Open-End receivables increased $22.2 million, or 64.2% year-over-year, primarily because of organic growth in Virginia, Tennessee and Kansas. Secured Installment gross combined receivables increased from the prior year period by $0.6 million, or 0.7%, while Single-Pay receivables grew $3.1 million, or 9.3%.
The increase of $20.6 million, or 32.1%, in the provision for losses was due to (i) the Q1 2019 Open-End Loss Recognition Change, (ii) year-over-year higher earning asset volume for Unsecured Installment loans, (iii) higher NCO rates, primarily for Company Owned Unsecured Installment loans, and (iv) the first quarter 2018 provision for losses, which was impacted favorably by adjustments to allowance coverage levels. The provision for loan losses and related loan portfolio performance is further analyzed under "Consolidated Revenue Summary--Loan Volume and Performance Analysis" above.

U.S. cost of providing services for the three months ended March 31, 2019 was $51.3 million, an increase of $2.4 million, or 4.9%, compared to $48.9 million for the three months ended March 31, 2018. The increase was due to $1.2 million, or 23.2%, higher advertising costs, concentrated in the online channel. Advertising as a percentage of revenue was 2.8% for the three months ended March 31, 2019, up slightly from the prior-year period of 2.5%. The remaining increase is due to higher performance-based variable compensation costs and the aforementioned restructuring costs.
Corporate, district and other operating expenses increased $13.3 million, or 43.7%, compared to the same period in the prior year, primarily due to $7.8 million of U.K. disposition-related costs, $1.9 million higher performance-based variable compensation costs, $1.4 million of restructuring costs and $1.3 million higher professional fees.
U.S. interest expense for the first quarter of 2019 decreased by $7.6 million compared to the prior-year period, primarily due to our refinancing activities in 2018. During the third quarter of 2018, we issued $690.0 million of 8.25% Senior Secured Notes and used the proceeds from the issuance to extinguish our higher interest-rate $527.5 million 12.00% Senior Secured Notes. In addition, we entered into a Non-Recourse Canada SPV Facility in the third quarter of 2018 with a lower interest rate than our previous U.S. SPV facility, which we fully repaid with the proceeds from our the 8.25% Senior Secured Notes.

Canada Segment Results	Three Months Ended December 31,
(dollars in thousands, unaudited)	2019	2018	Change $	Change %
Revenue	$51,820	$46,250	$5,570	12.0%
Provision for losses	17,405	12,550	4,855	38.7%
Net revenue	34,415	33,700	715	2.1%
Advertising costs	1,432	2,726	(1,294)	(47.5)%
Non-advertising costs of providing services	17,289	16,472	817	5.0%
Total cost of providing services	18,721	19,198	(477)	(2.5)%
Gross margin	15,694	14,502	1,192	8.2%
Corporate, district and other expenses	5,208	4,897	311	6.4%
Interest expense	2,962	57	2,905	#
Total operating expense	8,170	4,954	3,216	64.9%
Segment operating income	7,524	9,548	(2,024)	(21.2)%
Interest expense	2,962	57	2,905	#
Depreciation and amortization	1,194	1,128	66	5.9%
EBITDA	11,680	10,733	947	8.8%
Restructuring and other costs	135	—	135
Other adjustments	(111)	16	(127)
Adjusted EBITDA	$11,704	$10,749	$955	8.9%
# - Change greater than 100% or not meaningful.

Canada Segment Results - For the three months ended March 31, 2019 and 2018
Canada revenue increased $5.6 million, or 12.0%, to $51.8 million for the three months ended March 31, 2019 from $46.3 million in the prior year period. On a constant currency basis, revenue increased $6.5 million, or 13.9%. Revenue growth in Canada was impacted by the significant asset growth and product mix shift from the accelerated transition from Single-Pay and Unsecured Installment loans to Open-End loans that have a lower yield. Additionally, Canada revenues for the three months ended March 31, 2019 includes accrued interest on past-due Open-End loan balances of $1.3 million from the Q1 2019 Open-End Loss Recognition Change, offset by higher provision rate and higher allowance discussed further below. Single-Pay yields were negatively affected by regulatory rate changes in Ontario and British Columbia. On a constant currency basis, total gross loan receivables grew by $137.3 million, or 133.8%, compared to the same period in the prior year.
As expected, Single-Pay revenue decreased $14.7 million, or 42.9%, to $19.6 million for the three months ended March 31, 2019, and Single-Pay receivables decreased $15.4 million, or 31.5%, to $33.4 million from $48.7 million in the prior year. The decreases in Single-Pay revenue and receivables were due to the product mix shift in Canada from Single-Pay loans to Open-End loans and by regulatory changes effective January and July 2018 that lowered Single Pay pricing year-over-year.
Canadian non-Single-Pay revenue increased $20.3 million, or 169.5%, to $32.2 million compared to $12.0 million the same quarter a year ago, on $144.5 million, or 268.2%, growth in related loan balances. The increase was primarily related to the launch of Open-End products in Alberta and Ontario in the fourth quarter of 2017, and significant expansion of the Open-End product in Ontario in late 2018.

The provision for losses increased $4.9 million, or 38.7%, to $17.4 million for the three months ended March 31, 2019 compared to $12.6 million in the prior-year period, because of upfront provisioning on Open-End loan volumes and mix shift from Single-Pay loans and Unsecured Installment to Open-End loans. Total Open-End and Installment loans grew by $24.8 million sequentially during the first quarter of 2019, compared to sequential growth of $1.9 million in the first quarter of 2018. On a constant currency basis, provision for losses increased by $5.1 million, or 41.0%.
The total cost of providing services in Canada remained consistent for the three months ended March 31, 2019 compared to the prior-year period. Advertising costs were lower by $1.3 million, or 47.5%, partially offset by an increase in non-advertising cost of providing services of $0.8 million. There was no material impact on the cost of providing services from exchange rate changes.
Canada operating expenses increased $3.2 million, or 64.9%, to $8.2 million in the three months ended March 31, 2019 from $5.0 million in the prior year period, primarily due to interest expense on the Non-Recourse Canada SPV Facility that began in August 2018.

Results of Discontinued Operations
On February 25, 2019, in accordance with the provisions of the U.K. Insolvency Act 1986 and as approved by the boards of directors of the Company’s U.K. subsidiaries, Curo Transatlantic Limited ("CTL") and SRC Transatlantic Limited (collectively with CTL, “the U.K. Subsidiaries”), insolvency practitioners from KPMG were appointed as administrators (“Administrators”) in respect of the U.K. Subsidiaries. The effect of the U.K. Subsidiaries’ entry into administration was to place the management, affairs, business and property of the U.K. Subsidiaries under the direct control of the Administrators. Accordingly, the Company deconsolidated the U.K. Subsidiaries as of February 25, 2019, which are classified as Discontinued Operations for the first quarter of 2019. The following is a summary of the financial results of the U.K. business, which meet the criteria of Discontinued Operations and, therefore, are excluded from the Company’s results of continuing operations:

(in thousands, unaudited)	Three Months Ended March 31,
	2019	2018
Revenue (1)	$6,957	$10,915
Provision for losses (1)	1,703	4,148
Net revenue	5,254	6,767
Cost of providing services (1)	1,082	3,368
Corporate, district and other (1)	3,806	4,899
Interest income (1)	—	(5)
Depreciation and amortization (1)	—	126
Loss on disposition (1)	39,414	—
Pre-tax loss from Discontinued Operations	(39,048)	(1,621)
Income tax benefit
Benefit related to disposition	(47,423)	—
Income (loss) from discontinued operations	$8,375	$(1,621)

Income (loss) from discontinued operations	$8,375	$(1,621)
Income tax benefit	(47,423)	—
Interest income	—	(5)
Depreciation and amortization	—	126
EBITDA (2)	(39,048)	(1,500)
U.K. disposition, redress and related costs	40,845	—
Other adjustments	(10)	(36)
Adjusted EBITDA (2)	$1,787	$(1,536)
(1) For the three months ended March 31, 2019, includes operations through February 25, 2019
(2) See "Non-GAAP Financial Measures" at the end of this release for description of non-GAAP metric.

Revenue and expenses related to discontinued operations include activity prior to the deconsolidation of the Company’s U.K. subsidiaries effective February 25, 2019. In previously issued financial statements, the $1.5 million of Adjusted EBITDA loss ascribed to discontinued operations for the three months ended March 31, 2018 was included in the Company's consolidated Adjusted EBITDA. For the three months ended March 31, 2019, "Loss on disposition" of $39.4 million includes the non-cash effect of eliminating assets and liabilities of the U.K. Subsidiaries as of the date of deconsolidation, as well as the effect of cumulative currency exchange rate differences on the U.S. investment in the U.K.

In connection with the disposition of the U.K. Subsidiaries, the U.S. entity that owned our interests in the U.K. Subsidiaries recognized a loss on investment. This loss resulted in an estimated U.S. tax benefit of $47.4 million which will be available to offset the Company's future U.S. federal and state cash income tax obligations.

CURO GROUP HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2019 (unaudited)	December 31, 2018
ASSETS
Cash	$82,859	$61,175
Restricted cash (includes restricted cash of consolidated VIEs of $15,460 and $12,840 as of March 31, 2019 and December 31, 2018, respectively)	34,319	25,439
Gross loans receivable (includes loans of consolidated VIEs of $180,631 and $148,876 as of March 31, 2019 and December 31, 2018, respectively)	553,215	571,531
Less: allowance for loan losses (includes allowance for losses of consolidated VIEs of $22,764 and $12,688 as of March 31, 2019 and December 31, 2018, respectively)	(94,322)	(73,997)
Loans receivable, net	458,893	497,534
Right of use asset - operating leases	135,405	—
Deferred income taxes	5,014	1,534
Income taxes receivable	40,872	16,741
Prepaid expenses and other	36,511	43,588
Property and equipment, net	75,260	76,750
Goodwill	119,878	119,281
Other intangibles, net of accumulated amortization of $35,662 and $34,576 as of March 31, 2019 and December 31, 2018, respectively	29,968	29,784
Other	15,151	12,930
Assets of discontinued operations	—	34,861
Total Assets	$1,034,130	$919,617
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	$52,042	$49,146
Deferred revenue	7,851	9,483
Lease liability - operating leases	143,412	—
Income taxes payable	4,425	1,579
Accrued interest (includes accrued interest of consolidated VIEs of $848 and $831 as of March 31, 2019 and December 31, 2018, respectively)	5,593	20,904
Liability for losses on CSO lender-owned consumer loans	8,662	12,007
Deferred rent	—	10,851
Long-term debt (includes long-term debt and issuance costs of consolidated VIEs of $92,718 and $3,803 and $111,335 and $3,856 as of March 31, 2019 and December 31, 2018, respectively)	766,068	804,140
Subordinated shareholder debt	2,243	2,196
Other long-term liabilities	6,686	5,800
Deferred tax liabilities	404	13,730
Liabilities of discontinued operations	—	8,882
Total Liabilities	$997,386	$938,718
Stockholders' Equity
Total Stockholders' Equity (Deficit)	$36,744	$(19,101)
Total Liabilities and Stockholders' Equity	$1,034,130	$919,617

Balance Sheet Changes - March 31, 2019 compared to December 31, 2018
Cash - Cash balance increased from December 31, 2018 primarily because of seasonal trends in consumer loan receivables.
Gross Loans Receivable and Allowance for Loan Losses - As noted in "Consolidated Revenue Summary--Loan Volume and Portfolio Performance Analysis" above, changes in Gross Loans Receivable and related Allowance for Loan Losses were due to expected and normal seasonality trends resulting from higher customer demand and loan origination volumes during the fourth quarter of 2018 as well as the product mix shift from Single-Pay to Installment and Open-End loans (primarily in Canada).

Right of use asset and lease liability and Deferred rent - Due to the adoption of ASU No. 2016-02, which requires lessees to record leases on the balance sheet and disclose key information about leasing arrangements, we recorded a right of use asset of $135.4 million and a lease liability of $143.4 million as of January 1, 2019.
Income taxes receivable - The increase from December 31, 2018 is primarily due to the current tax benefit realized from the loss on disposal of the U.K. entities. See "Results of Discontinued Operations" section for additional details.
Long-term debt (including current maturities) and Accrued Interest - During the first quarter ended March 31, 2019, we made a $20.0 million payment on the Senior Revolver to reduce the outstanding balance to zero and made net repayments of $20.9 million on the Non-Recourse Canada SPV Facility.

Fiscal 2019 Outlook - Reconciliations
Reconciliation of Net income from continuing operations and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per share, non-GAAP measures (1) (unaudited)

	Fiscal 2019 Outlook
	Year Ending December 31, 2019
(in thousands, except per share data)	Low	High
Net income from continuing operations	$103,500	$119,500
Adjustments:
Non-cash rent expense and foreign currency exchange rate impact (2) (3)	—	—
Share-based cash and non-cash compensation	9,000	9,000
Intangible asset amortization	2,500	2,500
Cumulative tax effect of adjustments	(3,000)	(3,000)
Adjusted Net Income	$112,000	$128,000

Net income	$103,500	$119,500
Diluted Weighted Average Shares Outstanding	47,700	48,300
Diluted Earnings per Share	$2.17	$2.47
Per Share impact of adjustments to Net Income	0.18	0.18
Adjusted Diluted Earnings per Share	$2.35	$2.65

Reconciliation of Net Income to EBITDA and Adjusted EBITDA, non-GAAP measures (1) (unaudited)

	Fiscal 2019 Outlook
	Year Ending December 31, 2019
(in thousands)	Low	High
Net income	$103,500	$119,500
Provision for income taxes	36,200	40,200
Interest expense	73,000	73,000
Depreciation and amortization	18,300	18,300
EBITDA	231,000	251,000
Non-cash rent expense and foreign currency exchange rate impact (2) (3)	—	—
Share-based cash and non-cash compensation	9,000	9,000
Adjusted EBITDA	$240,000	$260,000
(1) See "Non-GAAP Financial Measures" at the end of this release for more information.
(2) We have historically excluded the impact of non-cash interest expense from adjusted earnings metrics. With the adoption of ASU No.2016.02 - Leases, effective January 1, 2019, we anticipate the difference between GAAP-basis rent expense and cash rent paid will grow. However, the we will continue to adjust for this difference.

(3) We have historically excluded the impact of foreign currency translation and hedges from adjusted earnings metrics. We do not include the impact of any hedge settlement or realized currency gains or losses in our outlook.

About CURO
CURO Group Holdings Corp. (NYSE: CURO), operating in two countries and powered by its fully integrated technology platform, is a market leader by revenues in providing short-term credit to underbanked consumers. In 1997, the Company was founded in Riverside, California by three Wichita, Kansas childhood friends to meet the growing consumer need for short-term loans. Their success led to opening stores across the United States and expanding to offer online loans and financial services across two countries. Today, CURO combines its market expertise with a fully integrated technology platform, omni-channel approach and advanced credit decisioning to provide an array of short-term credit products across all mediums. CURO operates under a number of brands including Speedy Cash, Rapid Cash, Cash Money, LendDirect, Avío Credit, and Opt+. With over 20 years of operating experience, CURO provides financial freedom to the underbanked.
Conference Call
CURO will host a conference call to discuss these results at 8:15 a.m. Eastern Time on Tuesday, April 30, 2019. The live webcast of the call can be accessed at the CURO Investor Relations website at http://ir.curo.com/.
You may access the call at 1-800-347-6311 (1-786-460-7199 for international callers). Please ask to join the CURO Group Holdings call. A replay of the conference call will be available until May 7, 2019, at 11:15 a.m. Eastern Time. An archived version of the webcast will be available on the CURO Investors website for 90 days. You may access the conference call replay at 1-888-203-1112 (1-719-457-0820 for international callers). The replay access code is 7779569.
Final Results
The financial results presented and discussed herein are on a preliminary and unaudited basis; final audited data will be included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019.
Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements include statements related to our expectations regarding product transition in Canada, our anticipated elimination of U.S. federal cash income tax payments for 2019, our expectations regarding our share repurchase program, our fiscal 2019 outlook and our expectation that the difference between GAAP basis rent expense and cash rent paid will grow. In addition, words such as “as “guidance,” “estimate,” “anticipate,” “believe,” “forecast,” “step,” “plan,” “predict,” “focused,” “project,” “is likely,” “expect,” “intend,” “should,” “will,” “confident,” variations of such words and similar expressions are intended to identify forward-looking statements. Our ability to achieve these forward-looking statements is based on certain assumptions and judgments, including our ability to execute on our business strategy and our ability to accurately predict our future financial results. These assumptions and judgments may prove to be inaccurate in the future. These forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are important factors both within and outside of our control that could cause our actual results to differ materially from those in the forward-looking statements. These factors include our level of indebtedness; errors in our internal forecasts; our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; actions of regulators and the negative impact of those actions on our business; our ability to protect our proprietary technology and analytics and keep up with that of our competitors; disruption of our information technology systems that adversely affect our business operations; ineffective pricing of the credit risk of our prospective or existing customers; inaccurate information supplied by customers or third parties would could lead to errors in judging customers’ qualifications to receive loans; improper disclosure of customer personal data; failure or third parties who provide products, services or support to us; any failure of third-party-lenders upon whom we rely to conduct business in certain states; disruption to our relationships with banks and other third-part electronic payment solutions providers; disruption caused by employee or third-party theft and errors in our stores as well as other factors discussed in our filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual future results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with U.S. GAAP, we provide certain “non-GAAP financial measures,” including:

•
Adjusted Net Income and Adjusted Earnings Per Share, or the Adjusted Earnings Measures (net income from continuing operations plus or minus gain (loss) on extinguishment of debt, restructuring and other costs, goodwill and intangible asset impairments, transaction-related costs, share-based compensation, intangible asset amortization and cumulative tax effect of adjustments, on a total and per share basis);

•	EBITDA (earnings before interest, income taxes, depreciation and amortization);

•	Adjusted EBITDA (EBITDA plus or minus certain non-cash and other adjusting items); and

•	Gross Combined Loans Receivable (includes loans originated by third-party lenders through CSO programs which are not included in the Consolidated Financial Statements).

We believe that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of the Company's operations. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with the Company's U.S. GAAP results, provide a more complete understanding of factors and trends affecting the business.
We believe that investors regularly rely on non-GAAP financial measures, such as Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA, to assess operating performance and that such measures may highlight trends in the business that may not otherwise be apparent when relying on financial measures calculated in accordance with U.S. GAAP. In addition, we believe that the adjustments shown above are useful to investors in order to allow them to compare our financial results during the periods shown without the effect of each of these income or expense items. In addition, we believe that Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of public companies in our industry, many of which present Adjusted Net Income, Adjusted Earnings per Share, EBITDA and/or Adjusted EBITDA when reporting their results.
In addition to reporting loans receivable information in accordance with U.S. GAAP, we provide Gross Combined Loans Receivable consisting of owned loans receivable plus loans originated by third-party lenders through the CSO programs, which we guarantee but do not include in the Consolidated Financial Statements. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.
We provide non-GAAP financial information for informational purposes and to enhance understanding of the U.S. GAAP Consolidated Financial Statements. Adjusted Net Income, Adjusted Earnings per Share, EBITDA, Adjusted EBITDA and Gross Combined Loans Receivable should not be considered as alternatives to income from continuing operations, segment operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with U.S. GAAP. Readers should consider the information in addition to, but not instead of or superior to, the financial statements prepared in accordance with U.S. GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
Description and Reconciliations of Non-GAAP Financial Measures
Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA Measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our income or cash flows as reported under U.S. GAAP. Some of these limitations are:

•	they do not include cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not include changes in, or cash requirements for, working capital needs;

•	they do not include the interest expense, or the cash requirements necessary to service interest or principal payments on debt;

•	depreciation and amortization are non-cash expense items reported in the statements of cash flows; and

•	other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures.

We calculate Adjusted Earnings per Share utilizing diluted shares outstanding at year-end. If the Company records a loss from continuing operations under U.S. GAAP, shares outstanding utilized to calculate Diluted Earnings per Share from continuing operations are equivalent to basic shares outstanding. Shares outstanding utilized to calculate Adjusted Earnings per Share from continuing operations reflect the number of diluted shares the Company would have reported if reporting net income from continuing operations under U.S. GAAP.

As noted above, Gross Combined Loans Receivable includes loans originated by third-party lenders through CSO programs which are not included in the consolidated financial statements but from which we earn revenue and for which we provide a guarantee to the lender. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.

We evaluate stores based on revenue per store, provision for losses at each store and store-level EBITDA, with consideration given to the length of time a store has been open and its geographic location. We monitor newer stores for their progress to profitability and their rate of revenue growth.
We believe Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are used by investors to analyze operating performance and to evaluate our ability to incur and service debt and the capacity for making capital expenditures. Adjusted EBITDA is also useful to investors to help assess our estimated enterprise value. The computation of Adjusted EBITDA as presented in this release may differ from the computation of similarly-titled measures provided by other companies.

Investor Relations:
Roger Dean
Executive Vice President and Chief Financial Officer
Phone: 844-200-0342
Email: IR@curo.com
Or
Global IR Group
Gar Jackson,
Phone: 949-873-2789
Email: gar@globalirgroup.com

(CURO-NWS)